Exhibit 99.1

For Immediate Release:  March 31, 2009

Contact:  Jason A. Jenne

(901) 746-2005

True Temper Sports, Inc.

Announces 2008 Record Sales Results and Full Year Financials

Results of Operations

Memphis, Tennessee…..March 31, 2009…..Today, True Temper Sports, Inc. (“True Temper” or the “Company”) announced its 2008 full year results of operations.  Net sales for 2008 increased 6.3%, to $123.7 million from the $116.3 million level in 2007.  Gross profit improved 19.5%, to $40.5 million from $33.9 million, resulting in growth in Adjusted EBITDA (defined below) for the full year of 28.9%, to $30.0 million from $23.3 million in 2007.  The Company recorded a net loss for 2008 of $170.4 million, compared to a net loss of $33.5 million during 2007, as reported results for 2008 and 2007 included non-cash accounting charges for a reduction in goodwill and amortization of intangibles totaling $171.0 million and $14.9 million, respectively.

In his comments about the Company’s performance, Scott Hennessy, President and CEO said, “We had high expectations as we entered 2008, and were quite pleased with the final results.  From a revenue perspective, we achieved a new full year record for True Temper, driven by gains in both our golf and performance sports categories.  Due to the global economic conditions our sales momentum slowed somewhat during the latter part of the year, but the strength of our market leading brands, global distribution capabilities, and dedication to innovative products enabled us to deliver full year sales exceeding $120 million for the first time in our history.  In addition to the golf shaft success, our performance sports business turned in another outstanding year of growth and category expansion, resulting in a sales increase of 32% versus 2007.  Overall, we certainly feel that True Temper maximized its revenue opportunities during 2008, and was able to grow its industry presence and market share globally.”

Mr. Hennessy continued, “From a profitability perspective, we had a very specific improvement plan outlined for 2008, and in large part we successfully achieved our target as we delivered Adjusted EBITDA growth of nearly 30%; an increase of $6.7 million on sales growth of $7.4 million.  A number of factors contributed to this positive result, including manufacturing efficiency gains, aggressive cost reduction programs, and the management of global product mix and pricing.  One of our key objectives entering the year was to return our Adjusted EBITDA to the $30 million level, and we were pleased to be able to deliver on that goal.”

Outlook

Commenting about the Company’s outlook for the future, Mr. Hennessy said, “To say that these are challenging economic times for consumer sales would be a great understatement.  The golf market, which has clearly been impacted by the deepening recessionary pressure, is uncertain in the near term.  While our underlying business is quite sound, we have been forced to take significant steps in recent months in reaction to the ever changing economic and industry landscape.  First, we have aggressively cut costs in both our manufacturing and corporate operating budgets.  No expense area has been immune to this process, as we have addressed facility and infrastructure costs, as well as personnel related expenses.  Through March of this year, we have reduced our global staffing levels by nearly 35%, in an effort to position our company to meet the current market requirements.  Second, we have begun a review of our debt profile and annual cash interest expense, in order to ensure that our capital structure is in-line with the current market environment.  As previously announced, the Company did not make the recently scheduled March payments on its revolving bank credit facility and subordinated notes, resulting in non-compliance on our various debt agreements.  We have engaged Lazard Middle Market to assist us in the process of restructuring and renegotiating our credit facilities, as we operate under a formal forbearance agreement with our most senior lenders.  This agreement provides us with the flexibility and timeframe in which to conduct our capital structure assessment.  We remain in active, collaborative discussions with our financing partners, and we do not expect this process to impact our Company’s ongoing operations, customers, vendors or employees.  We have a very compelling and successful business, but clearly there are structure issues that must now be addressed.”

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a safe harbor for forward-looking statements made by the Company.  This document, including but not limited to comments under the “Outlook” section of this document, contains forward-looking statements.  All statements which include words such as expect, plan, believe, hope, wish, forecast, predict, intend, or anticipate and similar statements of a future or forward-looking nature identify forward-looking statements within the meaning of the Act.

The forward-looking statements are based on management’s current views and assumptions regarding future events and operating performance. However there are many risk factors, including but not limited to, the general state of the economy, the Company’s ability to execute its plans, competitive factors, and other risks that could cause the actual results to differ materially from the estimates or predictions contained in our Company’s forward-looking statements. Additional information concerning the Company’s risk factors is contained from time to time in the Company’s public filings with the Securities & Exchange Commission (“SEC”); and most recently in Item 1A of Part I of our Annual Report on Form 10-K, as filed with the SEC on March 31, 2009.

The Company’s views, estimates, plans and outlook as described within this document may change subsequent to the release of this statement. The Company is under no obligation to modify or update any or all of the statements it has made herein despite any subsequent changes the Company may make in its views, estimates, plans or outlook for the future.

Definitions

EBITDA and Adjusted EBITDA are non-GAAP measurements we believe gauge our liquidity and operating performance.   The Company’s definitions and calculations of EBITDA and Adjusted EBITDA are outlined in the attached schedules.

TRUE TEMPER SPORTS, INC. AND SUBSIDIARIES

(A wholly-owned subsidiary of True Temper Corporation)

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands)

	Years ended
	December 31, 2008	December 31, 2007	December 31, 2006
NET SALES	$123,653	$116,273	$108,005
Cost of sales	83,145	82,367	73,194
GROSS PROFIT	40,508	33,906	34,811
Selling, general and administrative expenses	14,490	14,725	14,226
Amortization of intangible assets	14,956	14,941	14,343
Restructuring, business development, start-up and transition costs	2,131	2,012	2,688
Loss on early extinguishment of debt	—	755	—
Goodwill impairment charge	156,036	—	—
OPERATING (LOSS) INCOME	(147,105)	1,473	3,554
Interest expense, net	23,023	24,921	20,525
Other expenses, net	183	32	75
LOSS BEFORE INCOME TAXES	(170,311)	(23,480)	(17,046)
Income tax expense (benefit)	84	9,991	(6,279)
NET LOSS	$(170,395)	$(33,471)	$(10,767)

TRUE TEMPER SPORTS, INC. AND SUBSIDIARIES
(A wholly-owned subsidiary of True Temper Corporation)

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	December 31, 2008	December 31, 2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$14,719	$4,722
Receivables, net	18,616	21,185
Inventories	31,850	28,418
Prepaid expenses and other current assets	2,349	1,803
Deferred tax assets	1,237	1,242
Total current assets	68,771	57,370
Property, plant and equipment, net	18,696	18,902
Goodwill	—	156,070
Intangible assets, net	104,431	119,396
Deferred financing costs	4,508	6,360
Other assets	2,471	1,752
Total assets	$198,877	$359,850
LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$271,733	$987
Accounts payable	5,543	7,979
Accrued expenses and other current liabilities	13,867	12,052
Total current liabilities	291,143	21,018
Deferred tax liabilities	10,134	10,139
Long-term debt, net of current portion	—	259,733
Pension and post-retirement obligations	12,891	10,959
Total liabilities	314,168	301,849
STOCKHOLDER’S EQUITY
Common stock—par value $0.01 per share; authorized 1,000 shares; issued and outstanding 100 shares	—	—
Additional paid-in capital	122,673	118,648
Accumulated deficit	(225,563)	(55,168)
Accumulated other comprehensive income (loss)	(12,401)	(5,479)
Total stockholder’s equity (deficit)	(115,291)	58,001
Commitments and contingent liabilities (See Note 12)	—	—
Total liabilities and stockholder’s equity	$198,877	$359,850

TRUE TEMPER SPORTS, INC. AND SUBSIDIARIES
(A wholly-owned subsidiary of True Temper Corporation)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)

	Years ended December 31,
	2008	2007	2006
OPERATING ACTIVITIES
Net loss	$(170,395)	$(33,471)	$(10,767)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	3,240	3,028	2,616
Amortization of deferred financing costs	1,852	1,690	1,387
Amortization of intangible assets	14,956	14,941	14,343
Loss on disposal of property, plant and equipment	87	15	—
Loss on early extinguishment of long-term debt	—	755	—
Goodwill impairment charge	156,036	—	—
Deferred income taxes	—	9,690	(6,492)
Changes in operating assets and liabilities, net of acquisitions:
Receivables, net	2,569	(4,366)	1,130
Inventories	(3,432)	(5,210)	(2,975)
Prepaid expenses and other assets	(546)	928	(140)
Accounts payable	(2,436)	707	2,287
Accrued expenses and other current liabilities	1,815	2,130	8
Other assets and liabilities	(5,005)	(776)	(456)
Net cash provided by (used in) operating activities	(1,259)	(9,939)	941
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(3,087)	(3,170)	(4,888)
Acquisition of business, net of cash acquired	—	(9,513)	—
Purchase of other assets	—	—	(15,450)
Other investing activity	—	(97)	(126)
Net cash used in investing activities	(3,087)	(12,780)	(20,464)
FINANCING ACTIVITIES
Proceeds from issuance of bank debt	—	45,000	23,000
Net borrowings on revolving line of credit	12,000	—	—
Capital contributions from True Temper Corporation	4,500	6,705	—
Principal payments on bank debt	(987)	(24,686)	(3,319)
Payment of debt issuance costs	—	(2,438)	(1,250)
Dividends paid to True Temper Corporation	(475)	—	—
Other financing activity	(695)	(195)	(586)
Net cash provided by financing activities	14,343	24,386	17,845
Net increase (decrease) in cash and cash equivalents	9,997	1,667	(1,678)
Cash and cash equivalents at beginning of year	4,722	3,055	4,733
Cash and cash equivalents at end of year	$14,719	$4,722	$3,055

EBITDA and Adjusted EBITDA Defined

EBITDA represents operating income or loss plus non-cash depreciation, amortization of intangible assets and goodwill impairment charges.  Adjusted EBITDA represents EBITDA plus restructuring, business development, start-up and transition costs, impairment charges on long lived assets, loss on early extinguishment of long-term debt, severance related to the elimination of certain operations position including the position of Chief Operating Officer, initial Sarbanes-Oxley compliance costs, one time legal fees associated with the termination of certain consent decrees, and management service fees.  Not all adjustments described are applicable to the periods identified in the tables below.

EBITDA and Adjusted EBITDA for the periods indicated are calculated as follows:

	Years Ended
	December 31,	December 31,	December 31,
	2008	2007	2006
Operating income	$(147,105)	$1,473	$3,554
Plus:
Depreciation	3,240	3,028	2,616
Amortization of intangible assets	14,956	14,941	14,343
Goodwill impairment charge	156,036	—	—
EBITDA	27,127	19,442	20,513
Plus:
Restructuring, business development, start-up and transition costs	2,131	1,806	2,688
Loss on early extinguishment of long-term debt	—	755	—
Severance related to operations position eliminations	—	486	—
Sarbanes-Oxley initial compliance costs	139	314	115
One time legal fees	133	—	—
Management services fee	500	500	500
Adjusted EBITDA	$30,030	$23,303	$23,816

EBITDA and Adjusted EBITDA reconciled to net cash provided by operating activities

EBITDA and Adjusted EBITDA are presented because they are widely accepted financial indicators used by certain investors and analysts as a measure of the Company’s liquidity and an indicator of the Company’s operating performance.  EBITDA and Adjusted EBITDA are not intended to represent cash flows for the period, nor have they been presented as an alternative to operating income as an indicator of operating performance and should not be considered in isolation or as substitutes for measures of liquidity or operating performance prepared in accordance with GAAP.

Following is a reconciliation of Adjusted EBITDA to net cash provided by operating activities for the periods indicated:

	Year Ended
	December 31,	December 31,	December 31,
	2008	2007	2006
Adjusted EBITDA	$30,030	$23,303	$23,816
Cash interest payments	(21,757)	(22,355)	(19,391)
Cash income tax payments	(307)	(135)	(213)
Restructuring, business development, start-up and transition costs	(2,131)	(1,806)	(2,688)
Severance related to operations position eliminations	—	(486)	—
Sarbanes-Oxley initial compliance costs	(139)	(314)	(115)
Management services fee	(500)	(500)	(500)
Cash contributions to pension plan	(2,673)	(316)	(250)
Changes in working capital requirements and other	(3,782)	(7,330)	282

Net cash provided by (used in) operating activities	$(1,259)	$(9,939)	$941